Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of TIM Participações S.A. for the registration of common shares and to the incorporation by reference therein of our report dated June 27, 2011 relating to the consolidated balance sheet of TIM Participações S.A. included in its Annual Report on Form 20-F/A for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Ernst & Young Terco Auditores Independentes S.S.
Rio de Janeiro, Brazil
September 15, 2011

/s/ Claudio Camargo
Partner